EXHIBIT 99.1

Solectron Reports Sequential Revenue Increase of 10.5 Percent

- Continued Expense Reductions and Improved Working Capital Metrics
Mark Solid First Quarter -

For Immediate Release: Dec. 18, 2003

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and integrated supply chain services, today reported GAAP sales of $2.7 billion in the first quarter of fiscal 2004, a 10.5 percent increase from GAAP sales of $2.4 billion in the fourth quarter of fiscal 2003. Pro forma sales were $3.1 billion, up 10.7 percent from $2.8 billion in the fourth quarter of fiscal 2003 and at the upper end of the company’s guidance of $2.7 billion to $3.1 billion. Solectron had pro forma sales of $2.9 billion in the first quarter a year ago. (Solectron defines pro forma sales as sales from continuing operations and from divestitures that qualified for discontinued operations in the first quarter of fiscal 2004.)

The company reported a GAAP net loss in the first quarter of $120 million, or 14 cents per diluted share, compared with a GAAP net loss of $71 million, or 9 cents per diluted share, in the year-earlier quarter. Excluding $27 million in restructuring and impairment charges from continuing operations and $53 million in goodwill and asset impairment charges related to discontinued operations, Solectron had a pro forma net loss of $28 million, or 3 cents per diluted share, in the first quarter of fiscal 2004. The company’s guidance was for a pro forma net loss ranging from 4 cents to 1 cent per share.

“I am pleased with the strong progress we made in the quarter,” said Mike Cannon, president and chief executive officer. “Revenue increased more than 10 percent sequentially as we experienced stronger demand across many of our market segments. We also significantly reduced operating expenses and improved working capital metrics.

“As we have discussed in earlier quarters, we have recently completed a thorough strategic review of our business, resulting in a more focused strategy to deliver integrated supply chain services to our customers. An important element of that strategy is to divest assets that are not central to our ongoing business,” Cannon said. “I am pleased that earlier this month we signed a definitive agreement to sell Dy 4 Systems for $110 million in cash.”

The other companies to be divested are Kavlico Corporation; SMART Modular Technologies, Inc.; Stream International, Inc.; Solectron’s MicroTechnology division; and Solectron’s 65 percent interest in U.S. Robotics Corporation. The company plans to announce the name of one other company included in discontinued operations when it reaches a more advanced stage in the divestiture process.

Second-Quarter Guidance
Fiscal second-quarter guidance is for GAAP sales to range from $2.6 billion to $2.9 billion, and for pro forma EPS, which excludes restructuring and impairment and other unusual items, to range from a 3-cent loss to breakeven. This guidance is based on the first-quarter continuing operations of Solectron.

Pro Forma Results

Solectron’s guidance for the first quarter of fiscal 2004 was based on continuing operations at the end of the fourth quarter of fiscal 2003. During the first quarter of fiscal 2004, additional companies qualified as discontinued operations and are accordingly no longer included in our GAAP revenues. Accordingly, Solectron provides “pro forma sales” information in this earnings release, which combines sales from continuing operations and from these discontinued operations, to help investors more readily compare the first-quarter results with our previous guidance, and with the GAAP revenues reported in the fourth quarter.

In addition to disclosing results of operations determined in accordance with generally accepted accounting principles (GAAP), Solectron also discloses non-GAAP results that include discontinued operations added in the first quarter and exclude certain items. By disclosing this pro forma information, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends. Management utilizes a measure of net income and earnings per share on a pro forma basis that excludes certain charges to better assess operating performance and to help investors compare our results with our previous guidance. Each excluded item is considered to be of a non-operational nature in the applicable period.

Earnings guidance is provided only on a pro forma basis (based on first-quarter continuing operations) due to the inherent difficulty in forecasting such charges. For example, Solectron may, from time to time, retire debt based on market conditions. We are unable to forecast any gains or losses resulting from these retirements due to the uncertainty related to the timing and pricing of such transactions. Consistent with industry practice, management has historically applied these measures when discussing earnings or earnings guidance and intends to continue doing so.

Pro forma information is not determined using GAAP; therefore, the information is not necessarily comparable to other companies and should not be used to compare the company’s performance over different periods. Pro forma information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

See the tables at the end of this news release for a reconciliation of historical pro forma amounts to amounts reported under GAAP.

Webcast To Be Held Today
At 4:30 p.m. EST today, Solectron will hold a conference call to discuss this earnings report. A live Internet broadcast of the call can be joined by going to www.solectron.com. Following the live broadcast, the archived Webcast will be available at www.solectron.com.

In addition, audio replays of the call will be available two hours following the call through Jan. 1. Call (800) 642-1687 from within the United States or (706) 645-9291 from outside the United States and specify pass code: 4215274.

Safe Harbor
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements relate to our financial results for the first quarter of fiscal 2004, and our financial outlook for the second quarter of fiscal 2004 and beyond; the timing and amount of our planned restructuring charges and divestitures; the expected benefits of our new organizational structure and business strategies; and our expectations for a return to profitability. These forward-looking statements involve a number of risks and uncertainties, are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially. These risks and uncertainties include the prospects for recovery of the economy overall and in the telecommunications and other electronics technology sectors in particular; our ability to continue to win and satisfy customers; the accuracy of our projections of cash flows and capital requirements; whether we will be able to divest various assets and operations without undue disruption, within the targeted timeframe, for the anticipated sales prices, and under the terms of and conditions presently anticipated; the ability to effectively implement restructuring and cost reduction plans and the timing of such implementations; the risk of price fluctuation; reliance on major customers; fluctuations in operating results; changes in technology; competition; variations in demand forecasts and orders that may give rise to operational challenges such as excess plant, equipment, and materials; risks associated with international sales and operations; interest rate risk; environmental regulations; market risk; segment risk; the ability to retain key personnel; the impact of our outstanding litigation and of other contingent liabilities; and intellectual property rights enforcement.

For a further list and description of risks and uncertainties, see the reports filed by Solectron with the Securities and Exchange Commission, specifically forms 8-K, 10-K, 10-Q, S-3, S-4 and S-8. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Supplemental information, consolidated statements of operations and consolidated balance sheets follow. All monetary amounts are stated in U.S. dollars.

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Reconciliation of GAAP Results to Pro Forma Results for Q1 — FY 2004
(Dollars in millions, except per-share data)

					Q1 - FY04
		Results of		Restructuring	Pro Forma
		Discontinued		and Impairment	Results
		Operations		Costs and	(excluding
	Q1 - FY04 GAAP	Added in	Q1 FY04 Pro Forma*	Other Unusual	restructuring and
	Results	Q1 – FY04	Results	Charges	other charges)

Net Sales	$2,696.8	$379.7	$3,076.5	$—	$3,076.5
Cost of Sales	$2,569.3	$343.2	$2,912.5	$—	$2,912.5
Gross Profit	$127.5	$36.5	$164.0	$—	$164.0
SG&A and R&D costs	$114.7	$35.5	$150.2	$—	$150.2
Restructuring and impairment costs and other unusual charges	$27.0	$53.4	$80.4	$(80.4)	$—
Operating income (loss)	$(14.2)	$(52.4)	$(66.6)	$80.4	$13.8
Interest and other — net	$(35.5)	$(3.4)	$(38.9)	$—	$(38.9)
Loss from continuing operations before income tax expense	$(49.7)	$(55.8)	$(105.5)	$80.4	$(25.1)
Income tax expense	$2.5	$0.1	$2.6	$—	$2.6
Loss from continuing operations	$(52.2)	$(55.9)	$(108.1)	$80.4	$(27.7)
Pro forma basic and diluted net loss per share					$(0.03)
Shares used to compute pro forma basic and diluted net loss per share					833.6

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Loss Per Share

	Q1 - FY04	Q4 - FY03	Q1 - FY03

GAAP basic and diluted net loss per share	$(0.14)	$(0.22)	$(0.09)

Analytical Data
(Dollars in millions)

	Q1 - FY04	Q4 - FY03	Q1 - FY03

Net Sales
Continuing operations	$2,696.8	$2,439.6	$2,668.1
Discontinued operations added in Q1 FY04	$379.7	$338.4	$275.2
Pro forma* net sales	$3,076.5	$2,778.0	$2,943.3
Sales Percentage by Market Segment*
Communications	16.9%	19.7%	21.0%
Networking equipment	19.5%	20.6%	21.4%
Computing	41.4%	40.3%	37.6%
Consumer products	14.0%	10.6%	12.3%
Automotive	2.8%	2.8%	2.5%
Semiconductors & test	3.6%	3.4%	2.8%
Other	1.8%	2.6%	2.4%
Sales Percentage by Market Segment**
Communications	17.9%	21.2%	22.4%
Networking equipment	20.9%	21.7%	22.6%
Computing	36.6%	36.2%	35.2%
Consumer products	16.0%	12.0%	13.6%
Automotive	3.2%	2.9%	2.5%
Semiconductors & test	4.0%	3.7%	2.9%
Other	1.4%	2.3%	0.8%

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Analytical Data (continued)

	Q1 - FY04	Q4 - FY03	Q1 - FY03

10 Percent Customers*
Hewlett-Packard/Compaq	13.6%	14.0%	11.2%
Nortel Networks	* **	11.2%	11.6%
Cisco Systems	10.7%	13.2%	10.3%
10 Percent Customers**
Nortel Networks	10.6%	12.7%	12.8%
Cisco Systems	11.4%	14.1%	10.4%

Asset Management Metrics*

	Q1 - FY04	Q4 - FY03	Q1 - FY03

Inventory turns	7.8	7.2	6.1
Days sales outstanding	49	50	52
Cash-to-cash cycle (in days)	47	55	63

Asset Management Metrics**

	Q1 - FY04	Q4 - FY03	Q1 - FY03

Inventory turns	7.4	6.6	5.7
Days sales outstanding	50	53	56
Cash-to-cash cycle (in days)	50	59	68

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Selected Financial Data, Pre-Tax
(Dollars in millions)

	Q1 - FY04	Q4 - FY03	Q1 - FY03

Capital expenditures
Continuing operations	$36.8	$35.6	$32.7
Discontinued operations added in Q1 FY04	$2.4	$1.9	$3.7
Pro forma* capital expenditures	$39.2	$37.5	$36.4

*	Amounts include both continuing operations as of November 30, 2003, and companies that qualified as discontinued operations during Q1 Fiscal 2004

**	Amounts reflect continuing operations (GAAP) results only

***	Represents less than 10 percent of sales

About Solectron
Solectron (www.solectron.com) provides a full range of global manufacturing and integrated supply chain services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif.

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Analyst Contacts:
Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com
Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contact:
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions)
Unaudited

	November 30	August 31
	2003	2003

ASSETS
Current assets:
Cash, cash equivalents and short-term investments *	$1,371.8	$1,515.0
Accounts receivable, net	1,591.3	1,389.1
Inventories	1,472.4	1,327.3
Prepaid expenses and other current assets	247.8	270.3
Current assets of discontinued operations	496.0	452.1

Total current assets	5,179.3	4,953.8
Net property and equipment	773.9	781.9
Goodwill	134.6	134.6
Other assets	416.7	396.3
Long-term assets of discontinued operations	193.2	262.9

Total assets	$6,697.7	$6,529.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$959.5	$973.8
Accounts payable	1,500.7	1,266.6
Accrued employee compensation	169.1	161.0
Accrued expenses	313.2	334.9
Other current liabilities	164.0	164.7
Current liabilities of discontinued operations	332.4	333.9

Total current liabilities	3,438.9	3,234.9
Long-term debt	1,832.1	1,817.6
Other long-term liabilities	33.2	32.4
Long-term liabilities of discontinued operations	21.0	22.6

Total liabilities	5,325.2	5,107.5

Stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	6,671.1	6,658.2
Accumulated deficit	(5,160.4)	(5,040.6)
Accumulated other comprehensive losses	(139.0)	(196.4)

Total stockholders’ equity	1,372.5	1,422.0

Total liabilities and stockholders’ equity	$6,697.7	$6,529.5

*	This caption includes $38.4 million and $65.5 million of restricted balances as of November 30, 2003, and August 31, 2003, respectively.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in millions, except per-share data)
Unaudited

	Three Months Ended November 30

	2003	2002

Net sales	$2,696.8	$2,668.1
Cost of sales	2,569.3	2,503.1

Gross profit	127.5	165.0
Operating expenses:
Selling, general and administrative	109.9	152.2
Research and development	4.8	6.7
Restructuring and impairment costs	27.0	94.5

Operating loss	(14.2)	(88.4)
Interest income	2.4	5.2
Interest expense	(43.9)	(55.3)
Other income-net	6.0	36.2

Operating loss from continuing operations before income taxes	(49.7)	(102.3)
Income tax expense (benefit)	2.5	(35.0)

Net loss from continuing operations	$(52.2)	$(67.3)
Discontinued operations:
Income (loss) from discontinued operations	(67.3)	2.5
Income tax expense	0.3	6.1

Loss on discontinued operations	(67.6)	(3.6)

Net loss	(119.8)	(70.9)

Basic and diluted net loss per share:
Continuing operations	$(0.06)	$(0.08)
Discontinued operations	(0.08)	(0.01)
Basic and diluted net loss per share	$(0.14)	$(0.09)

Shares used to compute basic and diluted net loss per share	833.6	825.5